UNITED STATES

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Blockbuster Inc.

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The following are excerpts from the transcript of Blockbuster Inc.’s (the “Company”) first quarter 2005 earnings call held on May 5, 2005.

Note: The excerpts included below do not contain a transcript of the entire conference call, and the transcript excerpts may contain inaccuracies in the reporting of the conference call. A webcast of the conference call will be archived on the Investor Relations section of the Company’s website, blockbuster.com, for 12 months after the date of the call, and it should be considered the ultimate source of this content. Any financial data in the transcript are as of the date of the conference call and updates since that time, if any, are reflected in the Company’s subsequent filing(s) with the Securities and Exchange Commission (the “SEC”).

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

OPERATOR: Good morning and welcome to the Blockbuster Inc. First Quarter 2005 Earnings Release conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for questions following the presentation.

It is now my pleasure to turn the floor over to your host, Ms. Mary Bell, Blockbuster’s Senior Vice President of Investor Relations.

Ms. Bell, you may begin.

MARY BELL, SENIOR VICE PRESIDENT OF INVESTOR RELATIONS, BLOCKBUSTER INC.: Thank you, Maria, and good morning, everyone. Thank you for participating in our First Quarter Earnings conference call.

This morning, we will hear results from John Antioco, Chief Executive Officer, and Larry Zine, Chief Financial Officer.

During the course of this call, we will be making forward-looking statements relating to Blockbuster’s business outlook, including without limitation, statements relating to Blockbuster’s overall strategies to offset the challenges facing the home video rental industry, Blockbuster’s primary initiatives for long-term growth, in particular it’s “No Late Fees” Program and online initiatives, the anticipated costs associated with these initiatives and Blockbuster’s plans and expectations with respect to offsetting these costs, Blockbuster’s results of operations for 2005 and beyond, and the anticipated negative impact on Blockbuster’s operations, if any of Carl Icahn’s proposed members of the Blockbuster board are elected or any suggestions for the company’s operations are implemented.

These forward-looking statements and all other statements that may be made on this call that are not historical facts are based on management’s current intent, expectations, estimates and projections and are also based on the assumption that Carl Icahn’s proposed nominees to the Blockbuster board are not elected at next week’s Annual Meeting of Stockholders.

Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that could cause actual results to vary materially from those expressed by them or indicated by them. Factors include among others, consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular it’s “No Late Fees” Program and it’s online initiatives and the related impact of competitor pricing and product and services offerings, Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives, the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures in order to continue to develop and implement its initiatives, and Blockbuster’s corresponding ability to effectively control operating expenses, the studios’ dependence on revenues generated from retail home video and their related determination with respect to pricing and the timing of distribution of their product, the variability and consumer appeal of the movie titles and games software released for rental and sale, and other factors as described in Blockbuster’s filing with the Securities and Exchange Commission, including the detailed factors discussed under the heading, Cautionary Statements in Blockbuster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Before I turn the call over to Larry, I would like to note that we have included a reconciliation of all non-GAAP measures that will be discussed on this call and the financial tables to our earnings release, which are posted on our web site, blockbuster.com or in the reconciliation tables posted on the web site.

With that, I will turn the call over to Larry.

LARRY ZINE, CHIEF FINANCIAL OFFICER, BLOCKBUSTER INC.: [Text omitted]

I will now turn the call over to our Chairman and CEO, John Antioco.

JOHN ANTIOCO, CHAIRMAN AND CEO, BLOCKBUSTER: Thanks, Larry, and thank you to everyone who’s taking part in the call. We expected a good turnout today because these are indeed interesting times.

Many of you will play a part in deciding the future of Blockbuster. I realize that although supportive of management and supportive of our plan, some of you think that electing Mr. Icahn and his nominees may be a way for you to hedge your bets, and that there is little or no risk with this vote. I believe this is far from the truth. I believe the stakes are high, the risks are very real and very substantial.

There has been a lot of information and there has been some misinformation, being bandied about in conjunction with this proxy fight.

So let’s just stop now for a minute and look at the facts. According to Kagan Research, the in-store movie rental business has been in decline for at least three years now. Going from about an $8.4 billion industry in 2001 to a $7.4 billion industry in 2004, that’s a 12 percent decline. And based on the average of industry projections by Kagan, Adams Media Research, and LEK Consulting, that decline is expected to continue at a rate of about four percent annually for the foreseeable future.

This means if we were to sit back and do nothing and Blockbuster were able to perform in line with the industry, we estimate our operating income would decline by approximately $180 million per year. And all of you can do your own calculations as to what that would do to our cash flow or lack thereof, by 2008 even if we just spent maintenance capital and nothing else.

You might be able to mitigate a portion of that per year, but we believe after that, you have no place to go but out of business. And by the way, our math on this is pretty simple. We have the calculation posted on our Web site. That’s obviously not a good scenario for anyone.

So what have we been doing about it? We’ve been hard at work implementing a plan for the past 18 months, designed to change that outcome and build the brand, the company and shareholder value by two things. One, reversing the negative in-store rental trends. And two, creating new revenue streams.

Our mission is to transform Blockbuster from a store you go to rent a movie to a brand you go to rent, buy or trade a movie or a game in-store or online.

To achieve the first goal, reversing negative in-store rental trends, we introduced the “No Late Fees” Program, and the Blockbuster Movie Pass, our store-based subscription rental program. In support of the second goal, creating new revenue streams, we have launched online rentals, our game store in stores and movie trading.

We believe this plan to transform Blockbuster is working and that it will lead to significant incremental growth in operating income in the future.

During our split off last October, we gave you a transformation plan requiring a two-year investment period. We’ve been executing that plan. One of the most notable steps was our decision to accelerate our investment in online rentals. Based partly I believe on the success of Blockbuster Online, it appears that the online rental business will be bigger than most industry experts had forecast only one year ago.

The analysts now project that online could account for 20 to 30 percent of rental revenues within three years. And given that, we believe it’s imperative that we continue to pursue this opportunity. Conversely, it would be irresponsible not to do so, especially when you consider the potential profitability and the built in competitive advantage that Blockbuster enjoys in the online rental space.

Another major step we took as part of our transformation plan was the elimination of extended viewing fees. After extensively testing different propositions last year, the elimination of extended viewing fees was the only proposition that worked for us in terms of improving customer accounts and revenues. Since launching the “No Late Fees” Program nationwide, January 1st, the program is performing just as it did in our test markets in terms of driving active members, total revenue, rental revenue transactions and customer satisfaction.

So the “No Late Fees” Program and Blockbuster Online are the two big investments this year.

As a way of balancing our investment in these two initiatives, we have aggressively reduced costs, cutting capital spending and corporate overhead, while lowering our investments for the short term in games and movie trading.

Certainly when you look at everything we’ve been doing over the past 18 months, it would be easier if we didn’t have to pursue all these initiatives, if we could just sit back and ride out the rising tide of video rental, throw off ever growing oodles of free cash flow and not have to invest in the business. But it just ain’t so.

Everything we’re doing, we strongly believe is essential if we are going to grow revenues, profitability and cash flow.

Our previous majority shareholder pretty much came to the same conclusion. Viacom realized that you couldn’t run Blockbuster for cash. The underlying business just wouldn’t support that approach. And remember, the Viacom folks are guys who love free cash flow and have plenty of media experience.

Anyway, once the level of investment required to transform Blockbuster was clear, we looked at taking the company private or selling to a strategic buyer. But with the dynamics of price expectations, the uncertainty surrounding the video rental market, and the requirements for significant return on investment, a deal just didn’t come together. In other words, many smart LBO firms came to the same conclusion as Viacom, that you can’t at least at this point, run Blockbuster for cash even in a private environment.

Today you have basically the same enterprise value, similar industry trends, so while management remains open to an LBO, clearly a better time to contemplate a sale to maximize shareholder value will be once we have demonstrated that our plan works and we are determined to make it work.

So after exploring an LBO, we then went on to complete a difficult and complicated split off from Viacom. And while we were busy doing all of this, we also launched four major new initiatives: in-store subscription, our game store in-store concept, movie trading, and online rental. We also eliminated extended viewing fees. In other words, we believe that over the last 18 months, we have made the best moves possible to aggressively address the industry conditions and move the company forward.

The decision to undertake all of this was obvious for us. We saw it as a choice between watching our profitability vanish or reinventing, investing and hopefully growing our business. And it looks like our efforts are beginning to pay off. It looks like our transformation strategy is working and we intend to let it play out.

So now you have a choice to make, and while you might not view it as such, here at Blockbuster, we believe the choice you make is a referendum on this management team, the strategy that we are implementing, and the future of Blockbuster. And quite frankly, I don’t know how you could expect us to view it any other way.

Your vote will decide whether our plan is disruptive even more so than it already has. Whether the confidence of our organization is undermined, the momentum we have gained jeopardized, and whether shareholders are potentially prevented from realizing the potential upside of our investments. Or your vote could decide under this board and this management team, we continue to work to build the brand, the company and shareholder value.

Some of you may think that there’s no harm to electing Mr. Icahn’s slate in part or in whole to the Blockbuster board. But do you honestly believe that electing a divisive element will help move this company and your investment forward? Do you honestly think that a board at cross purposes would serve shareholders effectively? And remember that for all his talk about helping Blockbuster, Mr. Icahn doesn’t know our business as evidenced by his conflicting and confusing suggestions over the past few weeks. The Icahn slate certainly doesn’t know our multi-unit international retail business like this management team and the Blockbuster board do.

And by the way, we have added three new board members doubling our number of independent directors since going fully public only last October. And now it’s suggested that we now dislodge these directors because we need media experience on the board.

Do I really need to point out that up until six months ago, we were owned by one of the largest media companies in the world? And we have lots of media experience, Sumner Redstone, Mel Karmazin, Philippe Dauman. Blockbuster has had a significant amount of media experience on the board.

However, having said that, we will be adding new board members and remain open to candidates with media and entertainment expertise who can add value to the board.

And as to the belief that there’s no side to voting the straight Icahn ticket or splitting the baby, there are two clear ways you can lose. First, you undermine and risk losing the current management team, either eventually or suddenly. And second, you install a faction that we believe has virtually no knowledge of our business and little relevant leadership experience to guide or manage our company.

So you have a choice to make and there are three very clear reasons we believe you should choose to vote for the incumbent Blockbuster directors. First, we have a proven management team. This is the leadership team that turned this company around in 1997 and 1998. This is the team that since 1999 in the face of very challenging industry conditions has grown revenue and gross profit at compound annual rates of 6.3 and six percent respectively, and generated 1.5 billion in free cash flow. Second, you already have a board with six independent directors and a management team that is watching out for shareholder value. There is simply not justification for dislodging them.

And third, and most importantly, this board and this management team have a strategy in place that we believe is working and will be substantially implemented by year end. Our goal is to finish 2005 in a very powerful way with positive comps, positive growth in active members, a substantial number of members on our in-store subscription program and a growing base of online customers. As I said last time, as a matter of fact just six weeks ago when most people seem happy with our earnings, and our plan, and our stock price.

If we can accomplish everything I’ve laid out by the end of the year, I feel we will have delivered a terrific 2005 and positioned ourselves well for 2006 and the years ahead.

Thank you for your time today and we will now open it up for questions.

OPERATOR: Thank you. The floor is now open for questions. If you have a question, press star, one on your touch-tone telephone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while posing your question, that you please pick up your handset to provide optimum sound quality.

Once again, that is star, then one on your touch-tone telephone.

Your first question is coming from Michael Pachter with Wedbush Morgan.

MICHAEL PACHTER, WEDBUSH MORGAN: John, I have one operational question and one procedural question. Could you tell us the number of online subs that you had at the end of March and could you give us maybe a more detailed forecast about progress you expect to make in online? And then on the procedural side, I’d like to ask you about the proxy process because I’m confused as to whether it’s practical for investors to attempt to follow the ISS recommendation and split their vote. It appears to us, and I’m no expert in proxy law, that investors really have the option of only voting one proxy card or another – the other. They can’t vote both and vote for you as a board member and vote for one or more of the Icahn nominees as board members. So I appreciate if you could elucidate.

LARRY ZINE: [Text omitted]

JOHN ANTIOCO: Michael, on the question of how do you implement the split ticket or the ISS suggestion, we are as confused as you are quite frankly. We don’t know how exactly you do it. So, I’m afraid we can’t be of any help to you there.

MICHAEL PACHTER: And, you know, again, I’m no expert, but I apologize, I got a 74 in corporate law so, not one of my better courses …

JOHN ANTIOCO: The easiest way would be to vote the white ticket.

MICHAEL PACHTER: No, I understand and I know that any shareholder wants to vote for the Blockbuster nominees can do that, but if a shareholder were to, you know, want to give you a vote of confidence as a board member, and vote for some other member other than on your ticket, my understand is that the last received proxy rules. And so, you know, I guess what I’m concerned about is if the investors try to vote both cards and withhold a vote for one or more nominees on one of the cards, then I think that there may be some confusing outcome. And what I’m concerned about is that nobody gets more than 50 percent of the vote because of that, and I just don’t know what happens, and I hate to see you quit because investors are trying to endorse your candidacy without practically implementing that.

JOHN ANTIOCO: Well, Michael, I’m not an expert either. And if I says something that’s incorrect, you know, one of the experts in the room can help me.

MICHAEL PACHTER: OK, well, I appreciate the attempt anyway. Thank you.

JOHN ANTIOCO: You want to add something?

ED STEAD: Yes. Michael, excuse me, I mean, what you’re saying is essentially correct and it’s the last that counts. And the only you can be sure of what your vote is going to count for is to vote one card or the other, that’s why we’re encouraging people to vote the white card. So, I mean, what you’re saying is absolutely correct.

MICHAEL PACHTER: All right, thanks very much.

OPERATOR: Thank you.

[Text omitted]

OPERATOR: Your next question is coming from Carl Icahn with Icahn Company.

CARL ICAHN, ICAHN COMPANY: Yes, how do you do? Mr. Antioco, I think that in some ways you’ve mis-characterized what I’m trying to achieve here. So I’d like to ask you this – I’d like to state that my candidacy is not so much against the initiatives that you’ve now put into place. But you have done a few initiatives or many initiatives in the past that haven’t worked.

So why I’m a candidate and why it’s important to have the three of us, is that we would want you accountable next year if your initiatives fail as they have in the past, are you willing to agree that if these initiatives don’t work, if things don’t work out, that you would allow your whole board to be up for election next year so that the shareholders would have the right to remove the board if they so wish?

And two, would you be willing to put off any further bonuses because another criticism I have made is that the bonus of 50 million, I think to say the least, is outrageous when you consider the facts that earnings have not really come into – and your initiatives have not worked and Hollywood has failed and NetFlix – we could’ve done something more with NetFlix.

So my two questions are, will you put off any more bonuses and also allow your whole board to be up for shareholder referendum next year? That’s the real issue, I think, here in front of shareholders. And then I have another question after that, but …

JOHN ANTIOCO: Well, let me respond to your first two parts and then we’ll decide whether we’ll allow a third part because the rules kind of go back and forth on …

CARL ICAHN: Well, that’s only one question I’ve asked. You know, maybe we could have one more question.

JOHN ANTIOCO: OK. So, mis-characterization of what you’re trying to do, I don’t know how I can – I think your words have been pretty clear. You think that the company’s on a spending spree, we think these are critical investments to reverse the negative trends in the rental business and that they are working well.

You use this term, “$50 million bonus”, again, that’s totally erroneous. I didn’t get a $50 million bonus, I think you know that, quite frankly.

CARL ICAHN: I don’t really.

JOHN ANTIOCO: Don’t step on me and I won’t step on you.

CARL ICAHN: OK, fair.

JOHN ANTIOCO: OK. The cash received last year was $7 million. The bonus criteria on what that was based was well documented and well communicated in all our public documents. It was based on a successful split off from Viacom. It was based on a successful completion of some significant financial hurdles. And it was based on a successful implementation of all of our new business initiatives.

Our board, our independent Compensation Committee, deemed those things to be successful and paid me that bonus.

All the rest of the compensation, I think as you well know, is equity compensation predicated on my continued employment, predicated on substantial stockholder value, I think aligns me with the shareholders and I think it would be really important to the extent you want to continue this discussion or debate that you stick to the facts that has to do with the business and how we’re running the business as opposed to things that you think are inflammatory to get attention.

You have another question?

CARL ICAHN: Well, I think I’d like to answer what you say, because I think what you say is completely mis-characterization again.

JOHN ANTIOCO: OK, we’re not – we’re not going to let you respond to that. You can have an …

CARL ICAHN: Well, you haven’t answered my questions to any of them. Are you willing to say …

JOHN ANTIOCO: Oh, yes.

CARL ICAHN: … that you wouldn’t take any more bonuses if this doesn’t work and are you willing to put up the board – the whole point of my – of being – this staggered board is that you have two years or three years to continue …

JOHN ANTIOCO: OK, let me …

CARL ICAHN: Well, you didn’t step on me, I mean, I didn’t step on you.

JOHN ANTIOCO: Right.

CARL ICAHN: So let me, you know, and so the whole point is of my – of my slate or one of the very importance is that if you continue to have initiatives that are failing, and I think this might fail, it might not. But I’m not even saying that this is a bad thing you’re doing. But I’m saying in the past, things haven’t worked out. I’m only saying – the whole point is, the major point is, because we understand we’re a minority on the board and we can’t do very much anyway. But the real point is, that next year are you willing to say, OK, shareholders, look you give me a year, if it doesn’t work, I’m willing to let you decide if you want to keep this board or not. The whole board. And that’s the whole point about getting three, because if we get three, then we will have the right to go to shareholders next year and remove your board, which is only fair.

JOHN ANTIOCO: I think I’ve heard your question.

CARL ICAHN: So I’d like an answer to it.

JOHN ANTIOCO: I’m going to give it to you.

On your question about will we put the whole board up, number one, that’s not up to me to make that decision. The board will make that decision. So that’s the best answer I can give you.

Two, regarding bonuses, we have a Compensation Committee that has decided the criteria for bonuses, and they’ll make that decision and a full recommendation to the board as they deem appropriate at the appropriate time which will be at the end of next year.

So ...

CARL ICAHN: In all respect, I feel you …

JOHN ANTIOCO: Thank you for your questions.

CARL ICAHN: In all respect, I haven’t – you haven’t really answered it. I mean, you just said that the board will decide and, you know, the board – in all fairness and all respect, has been pretty well nominated by you.

Now I would ask one more question before you – are you saying also that LBO, there haven’t been LBO offers well north of the price of this stock that were turned down? Because I happen to have heard and know that there were LBO …

OPERATOR: Excuse me, this is not the appropriate forum for that dialogue.

[Text omitted]

OPERATOR: Your next question is coming from Patrick Eng with Jefferies.

PATRICK ENG, JEFFERIES: My question’s just been asked, I just want to follow up, do you believe it’s the board’s responsibility to go ahead and disclose any bids that may have come from private equity or may come in the future?

JOHN ANTIOCO: Patrick, I won’t respond – getting some feedback. I won’t respond – what is that?

What is that?

UNKNOWN FEMALE #1: I don’t know.

JOHN ANTIOCO: We’re getting some feedback on the phone so I’m just going to keep talking. Hopefully you can hear me.

I won’t respond to whether it’s the board’s obligation to disclose that or not. That’s something that the board has to make a decision on at the time based on a lot of factors.

But let me disclose at this point in direct response to your question and to Mr. Icahn’s, we’ve received no LBO offers for the company. There are no discussions going on. In fact, even in the extensive exhaustive process that we completed in the beginning of 2004, there were no actual offers put forward for the company. And we do, you know, we believe at the end of the day, it really comes down to the macro trends that are going on in the video rental industry and the fact that unless those trends are reversed, it’s very difficult to project the cash flow of the business.

We also believe that if we are allowed to execute this plan, we can successfully reverse those macro trends as it relates to Blockbuster, and we can produce incremental revenues from these new business initiatives. And if that’s the case, that would be the time that the value should be either seen in our stock price as a public company or if not, we ought to diligently explore other alternatives including an LBO. I think it would be beneficial to shareholders and potentially a more doable proposition with those set of dynamics.

[Text omitted]

JOHN ANTIOCO: I think that that’s all the questions. I would say kind of in closing, that it kind of seems to me at this point is you can look at this proxy fight as a way for parties to position themselves to gain control of the company without paying a control premium. Add that to the question of should we make that easier by removing the staggered board only kind of furthers my and our thoughts that that is what is being contemplated. And I don’t – and as a shareholder, I certainly don’t think that making it easier for somebody to take control of this company without paying a control premium is in the best interest of shareholders.

Having said all of that, I think you have heard our point of view about our business and what we’re doing, and our confidence in the future. We know that you have a vote. It’s your money, it’s your choice. We urge you to choose wisely.

Thank you.

[Text omitted]

END

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Year Ended December 31,
	2004	2003	2002	2001	2000
		Restated	Restated	Restated	Restated
Cash provided by operations	$1,215.4	$1,430.3	$1,462.3	$1,413.4	$1,343.9

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(798.4)	(836.6)	(1,060.9)	(859.4)	(810.0)
Capital expenditures	(289.1)	(191.0)	(151.7)	(111.6)	(244.6)

Free cash flow	$127.9	$402.7	$249.7	$442.4	$289.3

The following table provides a reconciliation of net loss to free cash flow:

	Year Ended December 31,
	2004	2003	2002	2001	2000
		Restated	Restated	Restated	Restated
Net loss	$(1,248.8)	$(978.7)	$(1,621.1)	$(238.8)	$(81.1)

Adjustments to reconcile net loss to free cash flow:
Depreciation and amortization of intangibles	249.7	268.4	240.8	435.8	451.4
Non-cash charges	—	—	—	345.4	31.6
Impairment of goodwill and other long-lived assets	1,504.4	1,304.9	—	—	—
Capital expenditures	(289.1)	(191.0)	(151.7)	(111.6)	(244.6)
Rental library purchases, net of rental amortization	(50.4)	118.2	(36.6)	18.9	(74.4)
Non-cash share-based compensation expense	17.0	—	—	—	—
Excess tax benefit from share-based compensation	(5.1)	—	—	—	—
Changes in working capital	44.5	(50.0)	(17.0)	96.3	78.3
Cumulative effect of change in accounting principle, net of tax	—	4.4	1,817.0	—	—
Changes in deferred taxes and other	(94.3)	(73.5)	18.3	(103.6)	128.1

Free cash flow	$127.9	$402.7	$249.7	$442.4	$289.3